Exhibit 99.1

HERTZ’S DIVESTITURE AGREEMENT WITH THE FTC

On November 16, Hertz entered into an agreement with the FTC that cleared the way for completion of its acquisition of Dollar Thrifty.  The FTC agreement requires Hertz to:

•	divest Hertz’s Simply Wheelz subsidiary, which owns and operates the Advantage® brand (“Advantage”);

•
secure for the buyer of Advantage on-airport car rental concessions and certain related assets at 13 locations where Dollar Thrifty currently operates at least one of its brands (the “Initial Airport Locations”); and

•
secure for the buyer of Advantage, or one or more other FTC-approved buyers, on-airport concessions at 13 additional locations where Dollar Thrifty currently operates (the “Secondary Airport Locations”).

The FTC agreement affords Hertz considerable flexibility as to how to accomplish these divestitures.  Hertz has already entered into an agreement to sell Advantage to Adreca Holdings Corp., a subsidiary of Macquarie Capital which is operated by Franchise Services of North America Inc.  The Adreca agreement will also permit Hertz to satisfy its divestiture obligation with respect to the Initial Airport Locations by securing for Advantage on-airport concessions through one of several ways:

•	obtaining new on-airport concession agreements for Advantage;

•	assigning an existing Dollar or Thrifty (or joint Dollar Thrifty) on-airport concession to Advantage; or

•	negotiating with the applicable airports to allow Hertz or Dollar Thrifty to sublease to Advantage a portion of their existing on-airport concessions.

Hertz has similar flexibility in determining how to satisfy its divestiture obligations with respect to the Secondary Airport Locations.

The manner in which Hertz satisfies its divestiture obligations will be determined by Hertz on an airport-by-airport basis, working with the applicable airport authorities.  Where Hertz is successful in securing a separate on-airport concession for Adreca or another buyer, Hertz expects to be able to continue operating all existing Hertz, Dollar and Thrifty operations at those airports.  In locations where Hertz assigns a Dollar or Thrifty (or joint Dollar Thrifty) airport concession, those concessions will be operated under the buyer’s brand, and Hertz would expect to operate its displaced brand or brands from a near airport location until such time as the applicable airport concessions expire and it has the opportunity to bid the displaced brand(s) back on to the airports.  (In certain of the Initial Airport Locations, Hertz has agreed not to bid to displace the buyer for 18 months from divestiture.)  Buyers with respect to the Initial Airport Locations and Secondary Airport Locations will acquire on-airport concessions, but not the right to operate under the Dollar or Thrifty brands, the ownership of which will be retained by Hertz.

In order to facilitate the divestiture of the Secondary Airport Locations, the FTC agreement provides for Hertz to make certain support payments to the buyer(s) of those airport concessions.  If Hertz is unable to obtain the approvals required to divest airport concessions at any Initial Airport Location or certain of the Secondary Airport Locations, the FTC agreement provides that the FTC may designate a substitute airport concession which Hertz would then be required to divest within 90 days.  Hertz also has the right to apply to the FTC for termination of its divestiture obligations if it is unable obtain the approvals required to divest a location within 6 months after the applicable divestiture deadline.

The sale of Advantage to Adreca is scheduled to close on December 12, 2012, and Adreca’s acquisition of the Initial Airport Locations is scheduled for 90 days after Hertz’s acquisition of Dollar Thrifty.  Under the FTC agreement, the divestiture of 10 of the 13 airport concessions included in the Secondary Airport Locations is to occur within 6 months of the Dollar Thrifty acquisition, with the remaining 3 airport concessions to be divested within 3 months later.  The FTC agreement permits the FTC to appoint a divestiture trustee with power to effect the required divestitures if they have not taken place by these deadlines.  A divestiture trustee may also be appointed with respect to Secondary Airport Locations if Hertz has not submitted for FTC approval a signed contract with a buyer within 60 days of the FTC agreement.  (Hertz has agreed in the FTC agreement not to seek a buyer other than Adreca for the Secondary Airport Locations for 30 days after the Dollar Thrifty acquisition.)  Any divestiture trustee will have 12 months to effect the divestitures.  Pending divestiture, Dollar Thrifty will continue to operate its existing concessions at the Initial Airport Locations and the Secondary Airport Locations.  Similarly, if Hertz and/or the Divestiture Trustee are ultimately unable to divest one or more locations, they are expected to continue operations under their existing ownership.

The FTC agreement includes provisions designed to (1) maintain and preserve the assets to be divested pending their disposition, and (2) give the buyer the contracts, records and personnel required to operate Advantage and the divested Initial Airport Locations as on-going rental car businesses.  It also includes provision for the appointment of a monitor who will oversee and report to the FTC with respect to Hertz’s on-going compliance with the FTC agreement.

It is difficult to estimate how much revenue leakage we may experience as a result of the divestitures associated with the Initial Airport Locations and the Secondary Airport Locations, but we believe it will not be material. The exact amount will depend on the remedy we are able to secure at each airport divested. Where we are able to keep all three brands on-airport, there won't be any leakage. Where we operate the divested brand off-airport, we expect to keep a significant amount of its revenue and try and direct revenue to the brands that remain on-airport (tour business will be easily transferred from say Thrifty to either Dollar or Hertz). In any event, we do not believe the leakage will be material, which should translate into an immaterial loss of EBITDA. Moreover, when factored into the overall transaction, the estimated EBITDA loss did not move the needle on the valuation of what we paid for Dollar Thrifty.